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                                                                  Exhibit 99.(l)

                    Skadden, Arps, Slate, Meagher & Flom LLP
                              333 West Wacker Drive
                             Chicago, Illinois 60606


                                 March 15, 2004


Dreman/Claymore Dividend & Income Fund
210 North Hale Street
Wheaton, Illinois 60187


                       Re: Dreman/Claymore Dividend & Income Fund Registration Statement on Form N-2
                              ----------------------------------

Ladies and Gentlemen:

          We have acted as special counsel to Dreman/Claymore Dividend & Income Fund, a statutory trust created under the Delaware Statutory Trust Act (the "Trust"), in connection with the proposed offering by the Trust of 3,400 preferred shares of beneficial interest, par value $0.01 per share, liquidation preference $25,000 per share, designated Series M7 Auction Market Preferred Shares, 3,400 preferred shares of beneficial interest, par value $0.01 per share, liquidation preference $25,000 per share, designated Series T28 Auction Market Preferred Shares, 3,400 preferred shares of beneficial interest, par value $0.01 per share, liquidation preference $25,000 per share, designated Series W7 Auction Market Preferred Shares, 3,400 preferred shares of beneficial interest, par value $0.01 per share, liquidation preference $25,000 per share, designated Series TH28 Auction Market Preferred Shares, and 3,400 preferred shares of beneficial interest, par value $0.01 per share, liquidation preference $25,000 per share, designated Series F7 Auction Market Preferred Shares (collectively, the "Preferred Shares").

          This opinion is furnished in connection with the filing of the Trust's Registration Statement on Form N-2 under the Securities Act of 1933, as amended (the "1933 Act") (File No.333-112390) (the "Registration Statement").

          In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Notification of Registration of the Trust as an investment company under the 1940 Act, on Form N-8A, dated October 23, 2003, as filed with the Securities and Exchange Commission (the "Commission") on October 23, 2003; (ii) the Registration Statement, as filed with the Commission on February 2, 2004 under the 1933 Act, and as amended by Pre-Effective Amendment No. 1 as filed with the Commission on March 12, 2004 (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement"); (iii) the form of the Purchase Agreement (the "Purchase Agreement") proposed to be entered into between the Trust, as issuer, Claymore Advisors, LLC, as investment adviser, Dreman Value Management, LLC, as investment manager, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters named therein (the "Underwriters"), filed as an exhibit to the Registration

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Statement; (iv) a specimen certificate representing the Preferred Shares; (v)
the Certificate of Trust and Agreement and Declaration of Trust of the Trust, as dated October 20, 2003 and currently in effect; (vi) the By-Laws of the Trust, as currently in effect, (vii) the Statement of Preferences of Auction Market Preferred Shares setting forth the rights, powers, terms and preferences of the Preferred Shares, and (viii) certain resolutions of the Board of Trustees of the Trust relating to the issuance and sale of the Preferred Shares and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates of public officials, certificates of officers or other representatives of the Trust and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents, we have assumed that the parties thereto, other than the Trust, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the Purchase Agreement will be executed and delivered in substantially the form reviewed by us and that the share certificates representing each series of Preferred Shares will conform to the specimen examined by us. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Trust and others.

          We do not express any opinion as to any laws other than the Delaware Statutory Trust Act.

          Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective; (ii) the Purchase Agreement has been duly executed and delivered; (iii) certificates representing the Preferred Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Preferred Shares and registered by such transfer agent and registrar; and (iv) the Preferred Shares have been delivered to and paid for by the Underwriters in accordance with the terms of the Purchase Agreement, the issuance and sale of the Preferred Shares will have been duly authorized by the Trust, and the Preferred Shares will be validly issued, fully paid and nonassessable (except as provided in the last sentence of Section 3.8 of the Agreement and Declaration of Trust).

          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

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                                    Very truly yours,


                                    /s/ Skadden, Arps, Slate, Meagher & Flom LLP